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                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption 'Experts' in the Registration Statement (Form F-3) and related Prospectus of ING Groep N.V. for the registration of an indeterminate amount of its debt securities, preference shares and American depositary shares and to the incorporation by reference therein of our report dated March 21, 2005, with respect to the consolidated financial statements of ING Belgium S.A. / N.V. included in ING Groep N.V.'s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Brussels, Belgium

December 1, 2005

Ernst & Young Reviseurs d' Enterprises S.C.C.

            represented by

/s/ Ludo Swolfs
-----------------------
    Ludo Swolfs
     Partner